Exhibit 10.18

Genius Group Ltd 8 Amoy Street, #01-01, Far East Square, Singapore 049950

Brad Warkins

Louisville,

Colorado, USA

5th April 2022

Dear Brad,

The Management of Genius Group (hereinafter referred to as “GG”) is pleased to offer you the position of Chief Operating Officer (COO) of GG.

The offer is for you to join us in this position with a Commencement Date of Monday 11th April 2022. The place of work is flexible, initially virtual, and to be mutually agreed in the future based on the most suitable location for yourself and the company as the company grows.

Your terms of contract are subject, but not limited to, the following terms and conditions.

1	DUTIES & RESPONSIBILITIES

As the COO of Genius Group you will be reporting directly to the CEO.

Duties and responsibilities include:

●	Producing annual operation forecasting report and strategy
●	Overseeing and evaluating day-to-day operations
●	Identifying new market opportunities to accelerate growth
●	Establishing policies that promote company culture and vision
●	Leading employees to encourage maximum performance and dedication
●	Evaluating performance by analyzing and interpreting data and metrics
●	Presenting operational strategy recommendations to the CEO
●	Supporting the CEO on investor presentations and business development
●	Managing the integration of acquisition companies into the group
●	Reporting to the Board and investors on group company performance

2	COMPENSATION

Your Annual Compensation package shall consist of th following

●	Salary of US$373,000 per annum
●	Performance bonus up to 50% of salary for achieving pre-agreed annual company performance targets
●	A suitable US health insurance scheme that will be mutually agreed based on market comparable schemes for your position and salary level.

3	SHARE OPTIONS OR RESTRICTED STOCK UNITS

Your compensation will also include Share Options or Restricted Stock Units (RSUs) in GG issued in a similar method to your previous company, with an amount of Share Options or RSUs equivalent to two years’ salary issued every second year. You will work with the CEO to formalize the terms of this program within the first six months of joining the company, with the intention of rolling out an updated program to all senior executives and team members.

4	EXPENSES

You will be reimbursed for all reasonable business and travel expenses incurred in the normal course of business. This includes travel to our annual retreat and to visit our various offices, campuses and resorts to meet the teams and review the operations.

5	PROBATION & CONFIRMATION

You shall be on Probation period for three months from the Commencement Date. You shall be confirmed on successful completion of your probation period.

Confirmation of your service is subject to suitable performance on pre-agreed performance expectations. Your probation period is liable to be extended subject to your performance for the period deemed necessary.

7	NOTICE PERIOD

Prior to confirmation, you are required to serve one month notice in writing or pay one month salary in lieu of notice (post managements approval).

On confirmation, you are required to serve three months notice in writing or pay three month salary in lieu of notice (post managements approval).

8	TERMINATION OF SERVICE

GG retains the right to terminate services without any prior notice or payment in lieu of notice, in the event of any misrepresentation, misconduct, and violation of discipline, criminal offence, illegal action, breach of GG policy or any activities amounting to moral turpitude or jeopardizing the interests of the Company.

9	INTEGRITY & CONFIDENTIALITY

You will be required to demonstrate a high degree of integrity in the performance of your responsibilities. During the course of your employment with GG you will have access to confidential and proprietary information of GG and its clients. You are expected to treat all such information in strict confidence. You need to adhere to organization’s policy and procedures, pertaining to information security basis your role requirement. You cannot disclose it to any person/s within or outside GG, nor can you use it for any purpose other than that specified.

It is understood that this offer and its terms are confidential in nature and shall not be disclosed to any third party without the prior written consent of both parties.

Breach of the above obligation gives GG the right to terminate employment with immediate effect and also to initiate suitable civil or criminal action.

10	COMPANY RULES & REGULATIONS

Your working hours, weekly-offs, holidays, leave rules etc. will be governed by the rules and regulations of GG. You will be required to work 5days/week, You will observe and be governed by all the rules and regulations of GG that are in force now and also those that may come into force at a future date, even if they are not individually notified to you in writing. GG has the sole and absolute right to change any of its rules and regulations at any time to meet exigencies of business.

11	AMENDMENT OF TERMS

GG reserves the right to cancel, add, amend or change any of the terms of your contract and all such terms shall be binding.

12	DOCUMENTS REQUIRED

Along with the acceptance, please provide the below to complete the onboarding process.

1.	One Passport size photograph
2.	Copy of Educational certificate
3.	Experience letter from previous employers
4.	Last drawn salary slip of 3 months.
5.	Permanent and Present Address Proof.
6.	Copy of government issued ID.

Please sign a copy of this letter and return it to us as a token of your acceptance of this offer within one week of receiving this Offer Letter.

We welcome you as a member of our team and wish you a successful journey with Genius Group.

Yours Faithfully,

For Genius Group Ltd

/s/ Roger James Hamilton

Roger James Hamilton

CEO, Genius Group Ltd

ACCEPTANCE FORM

I, Brad Warkins, accept this contract with Genius Group Ltd with the stipulated terms and conditions.

/s/ Brad Warkins	April 7, 2022
Signature	Date

/s/ Roger James Hamilton	April 8, 2022
For Genius Group Ltd	Date